FIRST AMENDMENT
TO
SECOND AMENDED AND RESTATED
SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This First Amendment to Second Amended and Restated Senior Secured Convertible Promissory Note (“First Amendment”) is made and entered into this 10th day of March, 2009 by EAU Technologies, Inc., a Delaware corporation (the “Company”) and Water Science, LLC, a Florida limited liability company (“Holder”).

BACKGROUND

WHEREAS, Company and Holder executed and delivered that certain Second Amended and Restated Senior Secured Convertible Promissory Note, dated October 6, 2008, in the original principal amount of $3 million (the “Original Note”).

WHEREAS, the Company and the Holder desire to execute and deliver this First Amendment of the Original Note.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder do hereby agree as follows:

1.           The following language is hereby deleted in its entirety from Section 1 of the Original Note:

“Default Rate” means eight percent (8%) per annum.

2.           All references in the Original Note to “Default Rate” are hereby changed to “Interest Rate” (which term is defined in Section 3 below of this First Amendment).

3.           Section 2(a) of the Original Note is hereby deleted in its entirety and the following is hereby inserted in its place:

Calculation.  Except as otherwise expressly provided in Section (6)(b)(i) hereof, simple interest shall accrue (computed on the basis of actual days elapsed and a year of 360 days) at the rate of ten percent (10%) per annum on the unpaid principal amount of this Note outstanding (such interest rate being referred to as the “Interest Rate”).

4.           Section 3(a) of the Original Note is hereby deleted in its entirety and the following is hereby inserted in its place:

Maturity Date.  The Company shall pay the principal amount outstanding hereunder together with accrued and unpaid interest thereon and any other amounts payable to Holder in respect of this Note on the earlier of (i) September 16, 2009, or (ii) the acceleration of the maturity of this Note by Holder pursuant to Section (6)(b)(i), (the earlier of such dates, the “Maturity Date”), unless otherwise converted into Common Stock in accordance with Section 7.

5.           Except as expressly set forth herein, the Original Note shall remain unchanged and unmodified and in full force and effect.

6.           All capitalized terms not otherwise defined in this First Amendment shall have the meanings assigned to them in the Original Note.

7.           This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment under seal on the date first above written.

Company:
EAU TECHNOLOGIES, INC.

By:	/s/ Wade Bradley
Wade Bradley Chief Executive Officer

Holder:
WATER SCIENCE, LLC

By:	/s/ Peter Ullrich
Peter Ullrich Manager